EXHIBIT 10.10
ASSISTED LIVING CONCEPTS, INC.
SUMMARY OF DIRECTOR COMPENSATION
Directors who are not employees of Assisted Living Concepts, Inc. are paid an annual retainer of $15,000 per year, a fee of $2,500 for each Board or committee meeting they attend, and $500 for each telephonic Board or committee meeting they attend. In addition, the annual retainer for the Board chairman is $50,000 and the annual retainer for the vice chairman is $25,000. The annual retainer for the chairs of the Audit Committee and the Compensation Nomination and Governance Committee is an additional $15,000 and the annual retainer for the Executive Committee chair is an additional $10,000. During 2010, each non-employee director was granted 5,000 tandem stock options/stock appreciation rights that become exercisable in one-third increments on the first, second and third anniversary’s of the May 3, 2010, grant date and which have an exercise price of $33.13. Similar grants were awarded to each non-employee director on April 30, 2009, and May 5, 2008 of 4,000 tandem stock options/stock appreciation rights with exercise prices of $16.54 and $32.10, respectively. Non-employee directors may receive yearly grants of additional stock-based awards as determined by the full board of directors. Non-employee directors are reimbursed for expenses incurred in connection with attending Board and committee meetings. Directors who are also employees of Assisted Living Concepts, Inc. receive no compensation for their service as directors.